QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TEXCAL ENERGY (LP) LLC,

VENOCO, INC.,

BICYCLE ACQUISITION COMPANY, LLC

and

MEMBER REP LLC

Dated as of March 30, 2006

i

	ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
8.1	Termination	31
8.2	Effect of Termination	32
8.3	Return of Information	32
	ARTICLE IX GENERAL PROVISIONS
9.1	Survival of Representations and Warranties	32
9.2	Further Assurances	32
9.3	Amendment and Modification	32
9.4	Waiver of Compliance	33
9.5	Severability	33
9.6	Expenses and Obligations	33
9.7	Parties in Interest	33
9.8	Notices	33
9.9	Counterparts	34
9.10	Time	34
9.11	Entire Agreement	34
9.12	Assignment	34
9.13	Rules of Construction	35
9.14	Joint Liability	36
9.15	Governing Law	36
9.16	Waiver Of Jury Trial	36
9.17	Consent to Jurisdiction; Venue; Enforcement	36
9.18	Remedies	37
9.19	Consequential Damages	37
EXHIBITS:
Exhibit A	—	Form of Letter of Transmittal (Series A Common Units)
Exhibit B	—	Form of Company Closing Certificate
Exhibit C	—	Form of Parent Closing Certificate

ii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 30, 2006, is made by and among TexCal Energy (LP) LLC, a Delaware limited liability company (the "Company"), Venoco, Inc., a Delaware corporation ("Parent"), Bicycle Acquisition Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("Merger Subsidiary") and Member Rep LLC, a Texas limited liability company ("Member Representative").

PRELIMINARY STATEMENTS

        WHEREAS, the boards of directors or managers of the Company, Parent and Merger Subsidiary deem it advisable and in the best interest of their respective stockholders or members to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein;

        WHEREAS, in furtherance thereof it is proposed that the acquisition of the Company by Parent be accomplished by the merger of Merger Subsidiary with and into the Company, with the Company being the surviving entity, in accordance with the Delaware Limited Liability Company Act ("DLLCA");

        WHEREAS, the board of directors of Parent, and the boards of managers and the requisite member(s) of the Company and Merger Subsidiary, have each approved and adopted this Agreement, the Merger (as hereinafter defined) and the other transactions contemplated hereby; and

        WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENTS

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINED TERMS

        1.1    Definitions.    The following terms shall have the following meanings in this Agreement:

          "Action" has the meaning set forth in Section 3.1(h).

          "AFEs" has the meaning set forth in Section 3.1(r)(x).

          "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

          "Agreement" has the meaning set forth in the Preamble.

          "Aggregated Group" means any trade or business, whether or not incorporated, that together with the Company would be a "single employer" as described in Section 414(b), (c), (m) or (o) of the Code or Section 4001 (b)(1) of ERISA.

          "Amegy" has the meaning set forth in Section 7.2(b).

          "Balance Sheet" has the meaning set forth in Section 3.1(f).

          "Business Day" means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Houston, Texas are authorized or required to be closed.

          "CERCLA" has the meaning set forth in the definition of Environmental Laws.

          "Certificate of Formation" has the meaning set forth in Section 2.4.

          "Certificate of Merger" has the meaning set forth in Section 2.2.

          "Chase" means JPMorgan Chase Bank, N.A., a national banking association.

          "Closing" has the meaning set forth in Section 7.1.

          "Closing Date" has the meaning set forth in Section 7.1.

          "Closing Date Merger Consideration" has the meaning set forth in Section 2.8(b)(i).

          "Closing Per Unit Merger Consideration" means an amount equal to the quotient (rounded to the fifth decimal place) of (a) the Closing Date Merger Consideration divided by (b) the number of Outstanding Common Units.

          "Code" means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

          "Common Units" means the Series A Common Units of the Company.

          "Company" shall have the meaning set forth in the Preamble.

          "Company Disclosure Schedule" means, collectively, that certain disclosure letter of even date with this Agreement from the Company to Parent delivered concurrently with the execution and delivery of this Agreement.

          "Company Payments" means all (i) fees, costs, expenses and other amounts paid or payable by the Company to any brokers, advisors, investment bankers, consultants, accountants, attorneys or other professionals engaged by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (ii) employee and executive bonuses, (iii) distributions to the Members (or held on behalf of the Members) made or declared after December 31, 2005 and prior to the Effective Time, (iv) withholding tax payments made by the Company after December 31, 2005 and (v) certain other expenses and payments set forth on Company Disclosure Schedule 3.1(w).

          "Company Permits" has the meaning set forth in Section 3.1(g).

          "Complying Members" shall have the meaning set forth in Section 2.9(b).

          "Confidentiality Agreement" means the Confidentiality Agreement, dated as of January 27, 2006, as amended by that certain Amended and Restated Confidentiality Agreement dated March 8, 2006, by and between the Company and Parent.

          "Consents" means (a) all authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and (b) all consents and approvals of, third parties necessary in connection with the consummation of the transactions contemplated by this Agreement in order to prevent any conflict with, violation or breach of, or default under any Company Permit or any Material Contract.

          "Debt" means (a) all indebtedness of the Company or any of its Subsidiaries for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments; (b) all other indebtedness and obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, under loan agreements, security agreements, mortgages, deeds of trust, Hedging Agreements or letter of credit reimbursement agreements; (c) other commitments or obligations by which the Company or any of its Subsidiaries assures against loss (including contingent reimbursement obligations with respect to letters of credit, bankers' acceptances or similar instruments); (d) commitments (contingent or otherwise) of the Company or any of its Subsidiaries to pay deferred purchase amounts for property or services, including all notes, "earn-out" payments, purchase price adjustment payments and non-competition payments; (e) guarantees or similar contingent liabilities of the Company or any of its Subsidiaries (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person; and (f) all obligations of the Company as lessee or lessees under leases that are required to be recorded by the Company as capital leases in accordance with GAAP, assuming termination thereof, including, in each applicable case, all accrued and unpaid interest thereon.

          "Disclosure Schedules" means the Company Disclosure Schedule.

          "DLLCA" has the meaning set forth in the Preliminary Statements.

          "D&O Indemnified Liabilities" has the meaning set forth in Section 4.1(a).

          "D&O Indemnified Persons" has the meaning set forth in Section 4.1(a).

          "Easements" means all interests in easements, rights of way, servitudes, licenses, permits, surface leases and other similar rights owned or held by the Company or any of its Subsidiaries in connection with the ownership and operation of the Oil and Gas Properties.

          "Effective Time" has the meaning set forth in Section 2.2.

          "Employee Benefit Plan" means any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of the Company or any member of the Aggregated Group or that is maintained or contributed by any such entity over the past six (6) years.

          "Environmental Laws" means applicable Laws pertaining to the environment, natural resources and employee health and safety, including without limitation: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"); (b) the Emergency Planning and Community Right to Know Act, as amended; (c) the Solid Waste Disposal Act (also known as the Resource Conservation and Recovery Act), as amended; (d) the Clean Air Act, as amended; (e) the Clean Water Act, as amended; (f) the Toxic Substances Control Act, as amended; (g) the Occupational Safety and Health Act of 1970, as amended; (h) the Oil Pollution Act of 1990, as amended; and (i) the Hazardous Materials Transportation Act, as amended, as each of the foregoing are in effect.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Extended Closing Date" has the meaning set forth in Section 8.1(a).

          "Extension Payment" has the meaning set forth in Section 8.1(a).

          "Final Company Tax Returns" has the meaning set forth in Section 4.3(b).

          "Financial Statements" has the meaning set forth in Section 3.1(f).

          "GAAP" means generally accepted accounting principles in the United States, consistently applied.

          "Good and Marketable Title" shall mean, subject to the Permitted Encumbrances, such title that: (a) with respect to property of the Company and its Subsidiaries other than the Company's or any of its Subsidiaries' interest in any Leases, Wells or Hydrocarbon Units, (x) does not materially restrict the ability of Company or any of its Subsidiaries to use such property as currently intended, and (y) is owned or leased by the Company and its Subsidiaries free and clear of all Liens; and (b) with respect to the Company's or any of its applicable Subsidiary's interest in any Leases, Wells and/or Hydrocarbon Units (i) entitles the Company or any of its Subsidiaries to receive a percentage of Hydrocarbons produced, saved and marketed from such Lease, Well or Hydrocarbon Unit in an amount not less than the interest set forth in the Company Disclosure Schedule 3.1(r)(i), with respect to such Lease, Well or Hydrocarbon Unit (as applicable) under the caption "Net Revenue Interest" or "NRI" without reduction during the life of such Lease, Well or Hydrocarbon Unit (as applicable) except (A) as stated in the Company Disclosure Schedule 3.1(r)(i), and (B) for decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries which imbalances are disclosed on Company Disclosure Schedule 3.1(r)(vi), (ii) obligates Company or any of its Subsidiaries to pay costs and expenses relating to each such Lease, Well or Hydrocarbon Unit in an amount not greater than the interest set forth under the caption "Working Interest" or "WI" in the Company Disclosure Schedule 3.1(r)(i) with respect to such Lease, Well or Hydrocarbon Unit (as applicable) without increase over the life of such Lease, Well or Hydrocarbon Unit (as applicable) except (A) as shown on Company Disclosure Schedule 3.1(r)(i), and (B) for increases to the extent that they are accompanied by a proportionate increase in Company's or applicable Subsidiary's Net Revenue Interest with respect to such Lease, Well or Hydrocarbon Unit, and (iii) is free and clear of all Liens.

          "Governmental Authority" means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

          "Hazardous Substances" means all petroleum Hydrocarbons, petroleum products and any components, fractions or derivatives thereof, explosive or radioactive substances, materials or wastes, hazardous or toxic substances, materials or wastes, asbestos, asbestos containing materials, pollutants and contaminants and all other substances, materials or wastes, whether or not defined as such, that are regulated pursuant to or that could result in liability under any applicable Environmental Laws.

          "Hedging Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity price protection agreement, foreign exchange protection agreement and any other agreement or arrangement designed to protect such Person against fluctuations in interest rates, commodity prices or foreign exchange rates, as any such agreement is amended, supplemented or modified from time to time.

          "Hydrocarbon Unit" means any unit for the production of oil, gas and other hydrocarbons in which a Lease in which the Company or a Subsidiary has an interest is included.

          "Hydrocarbons" means oil and gas and other hydrocarbons produced or processed in connection therewith (whether or not any such item is in liquid or gaseous form).

          "Independent Engineer" means DeGolyer and McNaughton.

          "Intellectual Property" means the following intellectual property rights, including both statutory and common law rights, as applicable: (a) copyrights; (b) trademarks, service marks, trade names, slogans, domain names, logos and trade dress, and registrations and applications for registrations thereof; (c) patents and patent applications (including all reissues, divisions, continuations, continuations in part, renewals and extensions of the foregoing); (d) trade secrets and confidential information, including, but not limited to, ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know how, whether or not patentable; and (e) registrations for any of the foregoing.

          "JOA" means any joint operating agreement to which the Company or any of its Subsidiaries is a party or to which any of the Company's assets are subject.

          "Knowledge" means (a) with respect to the Company, the actual knowledge after due investigation of Eric R. Macy, the Chairman of the Board of the Company, Suzanne Ambrose, the Vice President and Chief Financial Officer of TexCal Energy (GP) LLC and Jeffrey T. Janik, Vice President and Chief Operating Officer of TexCal Energy (GP) LLC and (b) with respect to Parent or Merger Subsidiary, the actual knowledge after due investigation of representatives of Parent actively involved in this transaction.

          "Law" means any federal, state, local or foreign law, statute, rule, regulation, ordinance, judgment, common law, order, code, decree, restriction, approval, directive, injunction, award, administrative requirement, license, permit, writ or any other requirement or rule of law of, or issued by, any Governmental Authority.

          "Lease" means an oil and gas lease or other similar lease or a right permitting the owner thereof to enter, explore for, drill for, produce, use, sever, process, operate, occupy, store and remove oil, gas, Hydrocarbon interests and associated fixtures or structures for a specified period of time.

          "Leased Real Property" means all of the real property leased by the Company excluding the Leases.

          "Letter of Transmittal" has the meaning set forth in Section 2.9(a).

          "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

          "Liens" means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

          "LLC Agreement" shall mean that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of September 30, 2004, as amended by Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of TexCal Energy (LP) LLC dated as of August 16, 2005.

          "Loan Agreement" means that certain Credit Agreement dated October 21, 2004 by and among the Company's Subsidiaries as Borrowers, the Company as Guarantor and the Lenders named therein.

          "Material Adverse Effect" means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects, is materially adverse to the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following constitute a

  Material Adverse Effect or be taken into account in determining whether there has been or may be a Material Adverse Effect: (i) any change or effect resulting from changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (ii) any change or effect that affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas industry generally); (iii) any effect, change, event, occurrence or circumstance relating to fluctuations in the value of currencies; (iv) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (v) the disclosure of the fact that Parent is the prospective acquirer of the Company; (vi) the announcement or pendency of the transactions contemplated by this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement or pendency of the transactions contemplated by this Agreement; (vii) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses or any change in law, or the interpretation thereof; (viii) actions taken by Parent or any of its Affiliates; (ix) any effect, change, event, occurrence or circumstance resulting from any action taken by the Company or its Subsidiaries with Parent's consent or from compliance by the Company with the terms of this Agreement; or (x) the failure to discover Hydrocarbons through the drilling activities of the Company and its Subsidiaries.

          "Material Contract" means any agreement, obligation or arrangement (excluding any Lease) to which the Company or any of its Subsidiaries is a party, by which any of its or their assets may be bound and:

            (a)   involves expenditures or receipts of the Company or any Subsidiary for goods or services of an amount in excess of $100,000 after the Effective Time;

            (b)   is a lease, rental or occupancy agreement, installment or conditional sale agreement, or any other contract or agreement, in each case, affecting the ownership of, leasing of, title to or use of any Leased Real Property providing for payments at an annual rate in excess of $100,000;

            (c)   except for any JOA, is a joint venture, partnership or any other similar material contract or agreement involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;

            (d)   is (i) an Oil and Gas Contract or (ii) an agreement, contract or arrangement for the marketing, purchase and sale, gathering or transportation of Hydrocarbons with a term that exceeds 60 days;

            (e)   is an employment or consulting agreement or a collective bargaining or other agreement with a union or other employee representative;

            (f)    to which any of the following is a party: any manager, officer or employee of the Company or any Subsidiary or any Affiliate of the Company or any Subsidiary, or any director, manager, officer or employee of any such Affiliate;

            (g)   is the Loan Agreement or any other agreement or commitment relating to Debt in excess of $100,000;

            (h)   is a surety, performance or maintenance bond in excess of $200,000;

            (i)    is a brokerage or finder's agreement;

            (j)    involves the acquisition or disposition (including, without limitation, by merger, consolidation or the acquisition of any equity interests) of any assets or properties in excess of $100,000 or not in the ordinary course of business (other than this Agreement and the other Transaction Documents);

            (k)   contains covenants or undertakings that purport to restrict the business activity of the Company, any Subsidiary or any Affiliate of the foregoing, or limit the freedom of the Company, any Subsidiary or any Affiliate of the foregoing to compete in any line of business with any Person;

            (l)    is between Tri-Union and the Company or any of its Subsidiaries; or

            (m)  is otherwise material to the Company and its Subsidiaries, taken as a whole.

          "Member(s)" shall mean holders of Membership Interests who have been admitted as members of the Company in accordance with the LLC Agreement.

          "Member Representative" shall mean Member Rep LLC, a Delaware limited liability company.

          "Member Representative Cost Fund" shall mean $2,300,000, which amount shall be used to cover (a) the costs and expenses of Member Representative and such consultants, accountants, attorneys and contract employees required to carry out and perform the functions of Member Representative after Closing, (b) other matters to be paid by the Member Representative pursuant to the agreement by which the Members appoint the Member Representative and (c) compensation due to the Transition Employees pursuant to Section 4.2(d).

          "Membership Interests" means all interests in the Company that carry the right to share in the profits of the Company, to receive distributions pursuant to the LLC Agreement or the DLLCA or to enjoy other rights or benefits attributable to any ownership interest in the Company under the LLC Agreement or the DLLCA.

          "Merger" has the meaning set forth in Section 2.1.

          "Merger Subsidiary" has the meaning set forth in the Preamble.

          "Oil and Gas Contracts" means any farmout, farmin, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture or acquisition agreement and other contracts, agreements and instruments that are used and customary in the petroleum industry relating to the Oil and Gas Interests, oil and gas production, sales, exchange and processing contracts and any agreement or contract affecting the ownership or operation of any of the properties comprising the Oil and Gas Interests or the disposition of the Hydrocarbons produced therefrom, excluding any instruments creating the Company's or applicable Subsidiary's title to any Oil and Gas Interest, including Leases and assignments.

          "Oil and Gas Interests" means: (a) the interests of the Company and any of its Subsidiaries in the Oil and Gas Properties and Wells located thereon, together with the interests of the Company and any of its Subsidiaries in and to all property and rights incident thereto, including all rights in respect of any pooled or unitized acreage by virtue of any Oil and Gas Property being a part thereof, all production from the pool or unit allocated to any such Oil and Gas Property and all interests in any wells within the pool or unit associated with the Oil and Gas Properties; (b) the interests of the Company and any of its Subsidiaries in and to all right-of-way, easements, permits, licenses, surface rights and similar rights used, held or obtained in connection with the Oil and Gas Properties or the production, treatment, sale or disposal of Hydrocarbons or water or other substances produced therefrom or attributable thereto and (c) the interests of the Company and any of its Subsidiaries in and to all of the personal property, fixtures and improvements on such

  Oil and Gas Properties or appurtenant thereto or used, held or obtained in connection with the Oil and Gas Properties or the production, treatment, sale or disposal of Hydrocarbons or water or other substances produced therefrom or attributable thereto (whether located on or off the Oil and Gas Properties) including all interests in equipment and machinery (including Wells, Well equipment and machinery, casing, tanks, boilers and generators), oil and gas platform production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, crude oil, condensate or other production in storage or in pipelines, flow lines, tubing, motors and field separators), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing, and all other tenements, hereditaments, improvements and appurtenances thereunto belonging. Oil and Gas Interests shall be deemed to include all direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, including the Oil and Gas Properties and other non working interests and non operating interests; and all of the Company's interests in rights with respect to Hydrocarbons and other minerals or revenues therefrom.

          "Oil and Gas Properties" means any Lease, royalty interest, overriding royalty interest, net profits interest, production payment or other interest in oil, gas, Hydrocarbons or other minerals in which the Company or any of its Subsidiaries holds an interest.

          "Outstanding Common Unit(s)" has the meaning set forth in Section 2.6(b).

          "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

          "Parent" has the meaning set forth in the Preamble.

          "Parent Group Health Plan" has the meaning set forth in Section 4.2(a).

          "Paying Agent" shall mean Chase.

          "Permits" has the meaning set forth in Section 3.1(l)(iii).

          "Permitted Encumbrances" means (a) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves are maintained on the Company's financial statements in accordance with GAAP and are identified on Company Disclosure Schedule 3.1(m); (b) mechanics', carriers', workers', repairers' and other similar Liens imposed by Law arising or incurred in the ordinary course of business and consistent with past practices of the Company or its Subsidiaries for obligations that are not overdue; (c) in the case of leases of vehicles, rolling stock and other personal property, Liens covering such equipment to secure the payment of rent and the performance of obligations under such leases, so long as obligations thereunder are not overdue and such Liens do not materially impair the use of such leased equipment or other personal property or the operation of the business at the location at which such leased equipment or other personal property is located; (d) other Liens set forth on Company Disclosure Schedule 3.1(r)(i) (x) that were not incurred in connection with the borrowing of money or the advance of credit, (y) that do not materially interfere with the conduct of the business conducted by the Company or its Subsidiaries taken as a whole, and (z) the net cumulative effect of which such Liens does not operate to reduce the Net Revenue Interest of Company or its Subsidiaries in any Lease, Well or Hydrocarbon Unit to an amount less than the Net Revenue Interest set forth on Company Disclosure Schedule 3.1(r)(i) for such Lease, Well or Hydrocarbon Unit (as applicable) and does not obligate Company or its Subsidiaries to bear costs and expenses for the Working Interest relating to such Lease, Well or Hydrocarbon Unit (as applicable) in any amount greater than the Working Interest set forth on Company Disclosure Schedule 3.1(r)(i) for such Lease, Well or Hydrocarbon Unit (as applicable)

  (unless the Net Revenue Interest for such Lease, Well or Hydrocarbon Unit is greater than the Net Revenue Interest set forth on Company Disclosure Schedule 3.1(r)(i) in the same proportion as any increase in such Working Interest); (e) zoning regulations, restrictive covenants, easements, rights of way, servitudes, permits, surface leases and other rights in respect of surface operations which do not, individually or in the aggregate, materially interfere with the occupation or use of such property or the Company's operations on such property or materially impair the value of such property; (f) calls on production under existing contracts and agreements at prices that are at the then current market price or greater; (g) deposits to secure the performance of bids, contracts (other than contracts for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries taken as a whole; (h) landlords' Liens in favor of landlords under the leases with respect to the Leased Real Property; (i) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of such landlords with respect to the Leased Real Property and to which the leases with respect to the Leased Real Property are subordinate; (j) lessor's royalties, non-participating royalties, overriding royalties, reversionary interests, and similar burdens upon, measured by, or payable out of production if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of Company or any of its Subsidiaries in any Lease, Well or Hydrocarbon Unit to an amount less than the Net Revenue Interest set forth on Company Disclosure Schedule 3.1(r)(i) for such Lease, Well or Hydrocarbon Unit (as applicable) and do not obligate Company or any of its Subsidiaries to bear costs and expenses for the Working Interest relating to such Lease, Well or Hydrocarbon Unit (as applicable) in any amount greater than the Working Interest set forth on Company Disclosure Schedule 3.1(r)(i) for such Lease, Well or Hydrocarbon Unit (as applicable) unless the Net Revenue Interest for such Lease, Well or Hydrocarbon Unit is greater than the Net Revenue Interest set forth on Company Disclosure Schedule 3.1(r)(i) in the same proportion as any increase in such Working Interest; (k) preferential rights to purchase and required third party consents to assignment and similar agreements, (l) conventional rights of reassignment prior to abandonment, (m) all applicable Laws and rights reserved to or vested in any Governmental Authority (i) to control or regulate any asset of the Company or any of its Subsidiaries in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the assets of the Company or any of its Subsidiaries; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the assets of the Company or any of its Subsidiaries to any Governmental Authority, with respect to any franchise, grant, license or permit and (n) Liens arising under Oil and Gas Contracts entered into in the ordinary course of business that are customary in the oil and gas production industry, but only to the extent that obligations secured thereby do not constitute Debt and such obligations are not delinquent or overdue, and the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of Company in any Lease, Well or Hydrocarbon Unit to an amount less than the Net Revenue Interest set forth on Company Disclosure Schedule 3.1(r)(i) for such Lease, Well or Hydrocarbon Unit (as applicable) and do not obligate Company or any of its Subsidiaries to bear costs and expenses for the Working Interest relating to such Lease, Well or Hydrocarbon Unit (as applicable) in any amount greater than the Working Interest set forth on Company Disclosure Schedule 3.1(r)(i) for such Lease, Well or Hydrocarbon Unit (as applicable) (unless the Net Revenue Interest for such Lease, Well or Hydrocarbon Unit is greater than the Net Revenue Interest set forth on Company Disclosure Schedule 3.1(r)(i) in the same proportion as any increase in such Working Interest).

          "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

          "Proceeding" means an action, suit, proceeding, grievance, arbitration, audit, inquiry investigation or claim, civil, criminal, regulatory, administrative or otherwise, at law or at equity.

          "Release" has the same meaning as provided in CERCLA.

          "Required Consents" has the meaning set forth in Section 6.1(a).

          "Reserve Report" has the meaning set forth in Section 3.1(p).

          "Retained Employees" means any of the employees of the Company or its Subsidiaries retained, in the sole discretion of Parent, as employees of the Surviving Company, Parent or an Affiliate of Parent.

          "Subsidiary" means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such Person). Unless the context otherwise requires, the term "Subsidiary" shall refer to a Subsidiary of the Company.

          "Surviving Company" has the meaning set forth in Section 2.1.

          "Taxes" means taxes, charges, fees, imposts, levies, or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, ad valorem, transfer, turnover, value added and franchise taxes, deductions, withholdings, payroll, employment, gross income, gross receipts, profits, license, social security, unemployment, estimated, production, severance (and similar taxes and assessments based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom) and customs duties, imposed by any Governmental Authority, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority.

          "Tax Partnership" has the meaning set forth in Section 3.1(m).

          "Tax Partnership Agreements" has the meaning set forth in Section 3.1(m).

          "Tax Returns" means any return, report, statement, claim for refund, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Total Merger Consideration" has the meaning set forth in Section 2.8(a).

          "Transaction Documents" means, collectively, this Agreement and each other agreement, document and instrument required to be executed in accordance herewith.

          "Transition Employees" has the meaning set forth in Section 4.2(d).

          "Transition Period" has the meaning set forth in Section 4.2(d).

          "Tri-Union" means Tri-Union Development Corporation and Tri-Union Operating Company.

          "Well or Wells" means all existing oil and gas wells or wells currently being drilled located upon the Leases or Hydrocarbon Units in which the Leases are included in which the Company has an interest.

ARTICLE II
THE MERGER

        2.1    Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company (the "Merger") in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DLLCA. At the Effective Time, the Company shall continue as the surviving limited liability company in the Merger (sometimes hereinafter referred to as the "Surviving Company") and the separate limited liability company existence of Merger Subsidiary shall cease.

        2.2    Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VI, the Company, Parent and Merger Subsidiary shall cause a Certificate of Merger meeting the requirements of Section 18-209 of the DLLCA (the "Certificate of Merger") to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DLLCA. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DLLCA or at such subsequent date and time as the Company and Parent shall agree and specify in the Certificate of Merger (the "Effective Time").

        2.3    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges and powers of the Company and Merger Subsidiary shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Subsidiary shall attach to the Surviving Company.

        2.4    Certificate of Formation and LLC Agreement.    From and after the Effective Time, (a) the certificate of formation of the Company (the "Certificate of Formation") as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, unless and until duly amended in accordance with applicable Laws and (b) the limited liability company agreement of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company unless and until amended in accordance with its terms.

        2.5    Managers and Officers.    The managers and officers of Merger Subsidiary immediately prior to the Effective Time shall automatically become the managers and officers of the Surviving Company as of the Effective Time. On or prior to the Closing Date, the Company shall deliver to Parent the resignations of the officers and managers of the Company and all Subsidiaries, such resignations to be effective as of the Effective Time.

        2.6    Conversion.    At the Effective Time, by virtue of the Merger and without any action on the part of any party:

          (a)   Each limited liability company interest of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one limited liability company interest of the Surviving Company, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding limited liability company interests of the Surviving Company.

          (b)   Each Common Unit outstanding immediately prior to the Effective Time (each, an "Outstanding Common Unit" and collectively, the "Outstanding Common Units") (i) shall be converted into the right to receive the Closing Per Unit Merger Consideration, payable (in accordance with Section 2.9) in cash to the holder thereof, without interest thereon, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.

        2.7    Closing of Transfer Books.    From and after the Effective Time, the transfer books of the Company shall be closed and no transfer of Common Units shall thereafter be made. From and after the Effective Time, the holders of certificates evidencing ownership of Common Units shall cease to have any rights with respect to such Common Units, except as otherwise provided for in this Agreement or by applicable Law.

        2.8    Merger Consideration; Payments at Closing.

          (a)   The total consideration paid by Parent in connection with the Merger is $485,000,000, less (i) the amount of the Company Payments, less (ii) $1,750,000 in the event the Merger is consummated on or before March 31, 2006 (the "Total Merger Consideration").

          (b)   At Closing, Parent agrees to pay, or cause to be paid, the following amounts by delivery of cash payable by wire transfer in immediately available funds:

              (i)  to the Paying Agent, an amount (the "Closing Date Merger Consideration") equal to (A) the Total Merger Consideration less (B) the Member Representative Cost Fund less (C) the amounts payable by the Parent pursuant to Section 2.8(b)(iii);

             (ii)  to the Member Representative, the Member Representative Cost Fund; and

            (iii)  an aggregate amount of $0.00 to Persons entitled to receive Company Payments, to the extent not paid by the Company prior to the Closing, as set forth on Schedule 3.1(w).

          (c)   Immediately prior to Closing, the Company shall pay or distribute, or cause to be paid or distributed, all Company Payments except for those provided for in Section 2.8(b)(iii) and those described in clause (iv) of the definition of Company Payments, as set forth on Schedule 3.1(w).

        2.9    Payment Related Provisions.

          (a)   Promptly after the Effective Time, Parent shall cause to be delivered to each record holder of Outstanding Common Units, according to a list of such record holders furnished by the Company to Paying Agent on or immediately after the Closing Date, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing Common Units shall pass, only upon delivery of such certificates to Paying Agent, and which letter shall be substantially in the form attached as Exhibit A (the "Letter of Transmittal") and (ii) instructions for effecting the surrender of such certificates in exchange for the consideration such Member has the right to receive pursuant to Section 2.6 and this Section 2.9, as applicable;

          (b)   Each Member who delivers a completed and duly executed Letter of Transmittal and a certificate representing Common Units for cancellation to Paying Agent after the Closing ("Complying Member") shall be entitled to receive from Paying Agent in exchange therefor an amount equal to the product of (i) the number of Outstanding Common Units (including any fraction thereof) represented by such certificate, multiplied by (ii) the Closing Per Unit Merger Consideration applicable to such Member directly from Paying Agent promptly after such delivery is made without interest thereon.

          (c)   In addition to payments to the Complying Members set forth in Section 2.9(b), Paying Agent shall, as soon as practicable after the Effective Time, disburse to the Complying Members any unused portion of the Member Representative Cost Fund received by Paying Agent. Amounts paid to a Complying Member with respect to the foregoing shall equal the product of (1) the number of Outstanding Common Units (including any fraction thereof) represented by the certificate delivered by such Complying Member pursuant to Section 2.9(b), multiplied by (2) the quotient (rounded to the fifth decimal place) of (i) the unused portion of the Member Representative Cost Fund so received by Paying Agent pursuant to this Section 2.9(c) divided by (ii) the Outstanding Common Units. To the extent that the Surviving Company receives any refunds of estimated payments of withholding taxes, the Surviving Company shall promptly pay such refunds to the Member Representative which shall distribute such refunds to holders of the Common Units that the Member Representative reasonably determines were the Common Units with respect to which such estimated payments were made.

          (d)   Parent or the Paying Agent on behalf of Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Member pursuant to this ARTICLE II any amounts Parent is required to deduct, withhold and pay over with respect to the payment of such consideration under any provision of federal, state or local income Tax law. Parent shall be entitled to withhold under Section 1445 of the Code 10% of the amount of the amount realized that is paid, or treated as paid under the Code, to any Member who has not submitted to Parent a properly completed nonforeign certificate under Section 1445 of the Code by the time of Closing. If Parent or Paying Agent so withholds amounts and pays such amounts over to the applicable taxing authorities on behalf of a Member, such amounts shall be treated for all purposes of this Agreement as having been paid to the Member pursuant to this Agreement.

          (e)   If any certificate representing Common Units shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, or, at the election of Parent with respect to certificate(s) that represent 3% or more of the Outstanding Common Units, upon the provision by such Person of security or evidence of ownership reasonably acceptable to Parent, Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the consideration otherwise payable pursuant to this ARTICLE II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of the Company.    Except as set forth on the Company Disclosure Schedule, in each case in an appropriately designated section of such schedule, the Company represents and warrants to Parent and the Merger Subsidiary, as follows:

            (a)    Organization, Good Standing and Other Matters.    The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business as a foreign limited liability company and is in good standing to conduct business in each jurisdiction set forth on Company Disclosure Schedule 3.1(a) , and is not required to be qualified in any other jurisdiction, other than in such jurisdictions where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect. A true, correct and complete copy of the LLC Agreement and the Certificate of Formation and all amendments thereto as currently in effect has been furnished to Parent.

            (b)    Capitalization of the Company.    The authorized Membership Interests consist of 118,125 Common Units, all of which are designated as Series A Common Units. Of the authorized Membership Interests, 118,124.987 Common Units are issued and outstanding. The outstanding Common Units are owned of record as of the date hereof as set forth on Company Disclosure Schedule 3.1(b). Except for the Common Units, none of the following are issued, reserved for issuance or outstanding: (i) Membership Interests or other equity securities of the Company, (ii) securities of the Company convertible into, or exchangeable or exercisable for Membership Interests, Common Units or other equity securities of the Company, or (iii) options, warrants, calls, rights, commitments or agreements to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Membership Interests or other equity securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All Outstanding Common Units are duly authorized, validly issued, fully paid and, subject to the DLLCA, nonassessable and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right. There are no outstanding bonds, debentures, notes or other instruments or evidence of indebtedness of the Company or any Subsidiary having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Members may vote.

            (c)    Subsidiaries.    The Company has no Subsidiaries, except as set forth on Company Disclosure Schedule 3.1(c), which schedule sets forth for each Subsidiary (i) the amount and classification of its authorized capital stock or other equity securities or interests, (ii) the amount and classification of its outstanding capital stock or other equity securities or interests and (iii) the record owner of its outstanding capital stock or other equity securities or interests. All of the issued and outstanding capital stock or similar equity securities or interests of each Subsidiary of the Company has been duly authorized and validly issued and is fully paid and the capital stock or similar equity interests of each Subsidiary is owned directly or indirectly by the Company free from Liens other than Liens prior to the Closing under the Loan Agreement. Each Subsidiary of the Company has been duly organized and is in good standing under the laws of the jurisdiction of its organization, with power and authority (corporate, partnership and limited liability company) to own its properties and conduct its business. Each Subsidiary of the Company is duly qualified to do business and is in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect. Except for its interests in the Subsidiaries and except as set forth on Company Disclosure Schedule 3.1(c), the Company does not own, directly or indirectly, any equity securities or interests in any Person.

            (d)    Authority.    The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the Merger and the other transactions contemplated herein or therein have been duly and validly authorized by all necessary action on the part of the Company and the Members. Except for the filing of the Certificate of Merger, no other proceedings or approvals on the part of the Company or the Members are necessary to authorize this Agreement and the other Transaction Documents to which the Company is or will be a party, perform its obligations hereunder or for the Company to consummate the Merger and other transactions contemplated herein and therein. This Agreement and each of the Transaction Documents to which the Company is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Company and, assuming that this Agreement and the other Transaction Documents to which the Company is or will be a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            (e)    No Conflict; Required Filings and Consents.    Subject to the receipt of the consents and approvals set forth in Company Disclosure Schedule 3.1(e), the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by the Company of the transactions contemplated herein and therein will not, violate, conflict with, or result in any violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, result in the acceleration of any obligation under, or result in the creation of a Lien on any of the properties or assets of the Company or any Subsidiary under, any provision of (i) the LLC Agreement, the Certificate of Formation or organizational documents of any Subsidiary; (ii) any contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, permit, franchise, lease, agreement, or other instrument or obligation, to which the Company or a Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets or properties are bound or affected; or (iii) subject to making the registrations, declarations or filings set forth in clauses (x) and (y) of the next sentence, any Law, except with respect to each of clauses (ii) and (iii), such violations, conflicts, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated herein or therein does not and will not require any Consent, other than (x) as set forth on Company Disclosure Schedule 3.1(e), (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (z) such other Consents, the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Company Disclosure Schedule 3.1(e) lists all Consents required with respect to Material Contracts and Company Permits in connection with the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party.

            (f)    Financial Statements; Absence of Certain Changes or Events.

              (i)  Company Disclosure Schedule 3.1(f)(i) sets forth (A) the audited consolidated balance sheet of the Company as of December 31, 2005 (the "Balance Sheet"), together with the audited statements of operations, cash flows and members' equity of the Company for the twelve months then ended, and the related notes thereto, (B) the audited consolidated balance sheet of the Company as of December 31, 2004, together with the audited statements of operations, cash flows and members' equity of the Company for the three months then ended, and the related notes thereto, (C) the unaudited consolidated balance sheet of Tri-Union as of September 30, 2004, together with the audited statements of operations, cash flows and shareholders' equity of Tri-Union for the nine months then ended, and the related notes thereto, and (D) the audited consolidated balance sheet of Tri-Union as of December 31, 2003, together with the audited statements of operations, cash flows and shareholders' equity of Tri-Union for the twelve months then ended, and the related notes thereto. All of the foregoing audited Company financial statements are collectively referred to herein as the "Financial Statements."

             (ii)  The Financial Statements fairly present in all material respects the consolidated financial position of the Company at the dates thereof and the consolidated results of the operations of the Company for the respective periods indicated and the reserves for Taxes reflected in the Financial Statements are adequate to cover all material Taxes payable in respect of Tax Returns for 2005. The Financial Statements are accompanied by reports thereon by BDO Seidman, LLC, independent public accountants, which reports contain an unqualified opinion of such accountants, in each case as of all relevant dates. The Financial

    Statements reflect consistent application of GAAP throughout the periods involved, except to the extent disclosed therein or required by changes in GAAP.

            (iii)  Neither the Company nor any Subsidiary has any Liabilities, other than (A) Liabilities set forth on Company Disclosure Schedule 3.01(f)(iii), (B) Liabilities reflected on the Balance Sheet, (C) Liabilities incurred in the ordinary course of business since the date of the Balance Sheet; (D) Liabilities under this Agreement; or (E) Liabilities that would not be required to be shown on financial statements prepared in conformity with GAAP and SEC Regulations S-X and S-K.

            (iv)  Except as set forth in Company Disclosure Schedule 3.1(f)(iv), to the Knowledge of the Company as of the date hereof, the accounts receivable shown on the Balance Sheet are current or covered by adequate reserves for uncollectibility.

             (v)  Except as provided in or contemplated by this Agreement or the other Transaction Documents, since the date of the Balance Sheet and prior to the date of this Agreement, the Company has conducted its business in all material respects in the ordinary course of business. Since the date of the Balance Sheet, the Company has not incurred or suffered any changes, circumstances, effects or events that, individually or in the aggregate, have resulted in or would be reasonably likely to result in a Material Adverse Effect.

            (g)    Compliance with Laws.    Except as set forth on Company Disclosure Schedule 3.1(g), the Company and each of its Subsidiaries (i) is in compliance in all material respects with all applicable Laws, and (ii) holds all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business (the "Company Permits"). Except as set forth on Company Disclosure Schedule 3.1(g), the Company and each of its Subsidiaries is in compliance, in all material respects, with the terms of the Company Permits. A true and accurate list of material Company Permits as of the date hereof is set forth on Company Disclosure Schedule 3.1(g). Section 3.1(g)(ii) does not include any matters arising out of or in connection with Environmental Laws, Hazardous Substances, Taxes or the subject matters of Sections 3.1(l), (m) or (o).

            (h)    Absence of Litigation.    Except as set forth on Company Disclosure Schedule 3.1(h), there is no action, suit, written claim, indictment, governmental investigation, judicial or administrative proceeding, grievance or arbitration (each, an "Action") pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by or before any arbitrator or Governmental Authority that is reasonably likely to be material to the Company. To the Knowledge of the Company, there is no reasonable factual basis for any such Action(s) that, individually or in the aggregate, would be reasonably likely to result in losses or costs in excess of $2,000,000, after taking into account insurance payments (except as set forth on the Company Disclosure Schedule 3.1(h)) or otherwise have a Material Adverse Effect. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, by arbitration or pursuant to a grievance or other procedure) against the Company or its Subsidiaries. This Section 3.1(h) does not include any matters arising out of or in connection with Environmental Laws, Hazardous Substances, Taxes or the subject matters of Sections 3.1(l), (m) or (o).

            (i)    Insurance.    Set forth on Company Disclosure Schedule 3.1(i)(i), as of the date of this Agreement, is a complete list of all insurance policies held by the Company, including, but not limited to, workers' compensation, title, fire, general liability, fiduciary liability, managers' and officers' liability, theft and other forms of property and casualty insurance indicating the risks insured, carrier, policy number, amount of coverage and expiration date, and all fidelity bonds. Set forth on Company Disclosure Schedule 3.1(i)(ii) is a list of all material claims made by the

    Company under any insurance policy during the last fifteen months. The Company maintains insurance coverage reasonably adequate and customary in the industry for the operation of its business (taking into account the cost and availability of such insurance) with reputable insurance carriers. All such insurance policies are in full force and effect and all related premiums have been paid. Since its organization, the Company has not received any notice of cancellation or nonrenewal of coverage under such insurance policies other than those notifications of termination pursuant to the expiration of the terms of such insurance polices.

            (j)    Certain Property.

              (i)  Company Disclosure Schedule 3.1(j)(i) sets forth the address and description of each parcel of Owned Real Property. The Company and its Subsidiaries have Good and Marketable Title to each parcel of Owned Real Property, free and clear of all Liens, except as set forth on Company Disclosure Schedule 3.1(j)(i).

             (ii)  Set forth on Company Disclosure Schedule 3.1(j)(ii) is a list of all Leased Real Property. The Company has a valid leasehold interest in all the Leased Real Property, free and clear of all Liens except those set forth on Company Disclosure Schedule 3.1(j)(ii). Except as otherwise set forth on Company Disclosure Schedule 3.1(j)(ii), the Company is not, and to the Knowledge of the Company, the other parties to any such lease are not, in default under such lease.

            (k)    Broker's Commissions.    Except as set forth on Company Disclosure Schedule 3.1(k), the Company has not, directly or indirectly, entered into any agreement with any Person that would obligate the Company to pay any commission, brokerage fee or finder's fee in connection with the transactions contemplated herein.

            (l)    Environmental Matters.    Except as set forth on Company Disclosure Schedule 3.1(l):

              (i)  The Company, the Oil and Gas Interests continuously operated by the Company since October 1, 2004, and, to the Knowledge of the Company without due investigation, all other Oil and Gas Interests not continuously operated by the Company since October 1, 2004 are in compliance, and since October 1, 2004 have been in compliance, with Environmental Laws in all material respects. To the Knowledge of the Company without due investigation, the Oil and Gas Interests were in compliance with Environmental Laws in all material respects from the date that is three years prior to the date hereof through October 1, 2004.

             (ii)  The Company, its Subsidiaries, the Oil and Gas Interests continuously operated by the Company since October 1, 2004, and, to the Knowledge of the Company without due investigation, all other Oil and Gas Interests not continuously operated by the Company since October 1, 2004 are not subject to any pending or, to the Knowledge of the Company without due investigation, threatened Action alleging the violation of any Environmental Laws, or otherwise seeking to impose liability as a result of a Release of Hazardous Substances into the environment.

            (iii)  All permits, registrations, licenses and authorizations (collectively, "Permits") required to be obtained or filed by the Company or its Subsidiaries under Environmental Laws have been duly obtained or filed, except where the failure to have obtained or filed such Permits would not be reasonably likely to have a Material Adverse Effect, and the Company and its Subsidiaries are in compliance in all material respects and, since October 1, 2004, have been in compliance in all material respects with the terms and conditions of all such Permits.

            (iv)  There are, and since October 1, 2004 have been, no Releases of Hazardous Substances into the environment by the Company, its Subsidiaries or on any of the Oil and Gas Interests continuously operated by the Company or its Subsidiaries since October 1, 2004, or to the Knowledge of the Company without due investigation, any of the Oil and Gas Interests not continuously operated by the Company or its Subsidiaries since October 1, 2004 in violation of Environmental Laws or in a manner that could reasonably be expected to form the basis for a claim against or Liability of the Company or any of its Subsidiaries for remedial obligations, damages or compensation, except for such Releases that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

             (v)  The Company has provided copies of or otherwise made available for inspection by Parent all environmental audits, assessments or studies relating to the Company, its Subsidiaries or the Oil and Gas Interests that are in the Company's possession or control.

            (m)    Taxes.

              (i)  Except as set forth on Company Disclosure Schedule 3.1 (m), all Tax Returns required to be filed by the Company and its Subsidiaries have been timely filed, and all Taxes which have become due by the Company or its Subsidiaries have been timely paid in full. There are no liens for Taxes on assets of the Company or the Subsidiaries other than liens that qualify as Permitted Encumbrances. Except as set forth on Company Disclosure Schedule 3.1(m), the Company and its Subsidiaries have duly and timely withheld and paid all Taxes required to have been withheld and paid under Code Section 1441, 1442, 1445, or 1446, or similar provisions of applicable state law, or in connection with amounts paid or owing to any Member, employee, independent contractor, creditor, stockholder or other third party, and are not subject to any penalty or interest as a result of failure to timely withhold and pay over any such amounts to the applicable Taxing authority. There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax and no claim, assessment or deficiency against the Company or its Subsidiaries for any Taxes has been asserted, proposed or assessed by any Government Authority. Neither the Company nor it Subsidiaries have requested any extensions of time within which to file any Return, which Return has not since been filed. The Company and its Subsidiaries are not parties to any Tax sharing agreement that may or will require that any payment be made by or to the Company or its Subsidiaries on or after the Closing Date. No written claim has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and no such claim is pending or has been threatened. For each taxable year since its formation, the Company has been properly classified as a partnership for U.S. federal income tax purposes, and the Company has taken no Tax position inconsistent with such classification. For each year since its formation, each Subsidiary of the Company has been properly classified for federal income Tax purposes as a disregarded entity, and the Company and its Subsidiaries have taken no positions inconsistent with such classifications. The Company and its Subsidiaries do not have any liability for the Taxes of any Person other than the Company and its Subsidiaries as a result of filing being included in a consolidated or combined Tax Return, as a successor or otherwise.

             (ii)  There are no outstanding rulings, or requests for rulings, with any income tax authority addressed to either of the Company or its Subsidiaries that are, or if issued would be, binding upon the Company or its Subsidiaries for any Tax period ending after the Closing Date. Neither the Company nor its Subsidiaries has (A) executed, become subject to or entered into any closing agreement pursuant to Section 7121 of the Code that would be binding on the Company or its Subsidiaries after the Closing Date, or (B) received approval to make or agreed to a change in any accounting method or has any application pending with any Tax authority requesting permission for any such change.

            (iii)  No audit by any taxing authority is ongoing or pending with respect to the Company or its Subsidiaries, and no issue has been raised in any examination of the Company or its Subsidiaries which, by the application of the same or similar principles reasonably could be expected to result in a proposed deficiency of the Company or its Subsidiaries for any other period not so examined. There is no dispute or claim concerning any Tax liability of the Company or its Subsidiaries. The Company has provided to Parent true and correct copies of all federal and applicable state and local income Tax returns filed by the Company or its Subsidiaries for all periods beginning on or after the date of formation of the Company and Company Disclosure Schedule 3.1(m) lists all other Tax Returns filed for or during any such period.

            (iv)  Except as identified on Company Disclosure Schedule 3.1(m), the Company is not a party to any arrangement that constitutes a partnership for purposes of Subchapter K of Chapter 1 of subtitle A of the Code (a "Tax Partnership"). The Company has provided copies to Parent of each agreement that governs the relationship for federal income tax purposes of the parties to each such Tax Partnership ("Tax Partnership Agreements"). Under the terms of each such Tax Partnership Agreement, the Company or its Subsidiaries will have the power and authority to cause the applicable Tax Partnership to file an election with under Code Section 754 with respect to the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary has entered into, has any liability with respect of, or has any filing obligations with respect to any "listed transactions" as defined in Section 1.6011-4(b)(1) of the Treasury Regulations. Company Disclosure Schedule 3.1(m) sets forth a schedule of all amounts withheld by the Company with respect to income allocable to or distributions paid to its members under Code Section 1441, 1442, 1445, 1446, and applicable provisions of state law, the dates of such withholding, the amounts thereof that were paid over to applicable the applicable Taxing authority, and the dates such amounts were paid over. The Company Payments described in clause (iv) of the definition of "Company Payments" have been withheld from Members and paid over to the applicable Taxing authority, and represent the Company's best estimate of 120% of the excess of (A) the amount of Taxes required to be withheld under the Code or applicable provisions of State law with respect to income allocable or distributions paid to its Members for periods beginning after December 31, 2004 through Closing, over (B) the amount of such Taxes actually withheld and paid over to the applicable Taxing authority with respect to such periods prior to January 1, 2006. Company Disclosure Schedule 3.1(m) identifies each Member that is a foreign person for purposes of Code Section 1446 or Code Section 1445 and the Common Unit ownership of such Member. To the Knowledge of the Company, no person who is not a Member owns economic interests in Common Units in the Company sufficient to qualify such Person as a partner in the Company under the Code.

            (n)    Material Contracts.    Set forth on Company Disclosure Schedule 3.1(n), as of the date of this Agreement, is a list of all Material Contracts. True and complete copies of all such Material Contracts have been provided or made available to Parent. None of the Company, any Subsidiary or, to the Knowledge of the Company, any other party thereto is in breach of or default in any material respect under any Material Contract, except as set forth on Company Disclosure Schedule 3.1(n). There has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a material default under any Material Contract by the Company, any Subsidiary, or, to the Knowledge of the Company, any other party to a Material Contract, except as set forth on Company Disclosure Schedule 3.1(n). Except as set forth on Company Disclosure Schedule 3.1(n), the Company has not received or given written notice (i) of an intention to terminate any Material Contract or (ii) of any pending or threatened bankruptcy, insolvency or similar proceedings with respect to any party to any Material Contract.

            (o)    ERISA Compliance; Labor.

              (i)  Company Disclosure Schedule 3.1(o) sets forth a complete and accurate list of all Employee Benefit Plans and their respective effective dates. True and complete copies of each Employee Benefit Plan (including, without limitation, all amendments and related trusts, insurance policies and similar funding vehicles, determination letters and all Forms 5500 filed for each Employee Benefit Plan), and summary plan descriptions, have been provided to Parent.

             (ii)  The Employee Benefit Plans have been maintained, operated and administered, in all material respects, in accordance with their terms and all applicable Laws.

            (iii)  There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to any Employee Benefit Plan (other than routine claims for benefits thereunder).

            (iv)  The Company has never maintained or had an obligation to contribute to a plan that is subject to Title IV of ERISA, including, without limitation, a multiemployer plan, as defined in Section 3(37) of ERISA.

             (v)  Except as set forth on Company Disclosure Schedule 3.1(o), neither the Company nor any member of its Aggregated Group, nor any predecessor of the Company, has assumed, or has any obligation to assume, sponsorship of any Employee Benefit Plan of Tri-Union under the agreements.

            (vi)  Except as set forth on Company Disclosure Schedule 3.1(o), none of the Company nor any member of the Aggregated Group maintains or contributes to or has any liability with respect to retiree medical coverage or other benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle I of ERISA or any comparable state law.

           (vii)  Company Disclosure Schedule 3.1(o) identifies each Employee Benefit Plan that is or may be subject to Section 409A of the Code. Each such plan complies in form with Section 409A of the Code and no service provider under any such plan is subject to additional income tax under Section 409A of the Code.

          (viii)  No labor associations, organizations or unions have been certified to represent any employee of the Company, no collective bargaining agreement or other labor union contract has been requested by any employee or group of employees of the Company, and no discussion or negotiation with respect to any such agreement or contract have occurred. Within the twelve month period prior to the date hereof, there have been no labor strikes, slow downs or stoppages, grievances or other labor disputes with respect to the employees of the Company.

            (ix)  The Company is in material compliance with all applicable Laws relating to the employment of labor, including, without limitation, all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or Social Security taxes and similar taxes.

             (x)  There are no pending or threatened actions, suits, audits, investigations, claims or proceedings relating to any laws, rules, regulations and orders relating to the employment of labor, including, without limitation, all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or Social Security taxes and similar taxes.

            (p)    Reserve Information.    The Company has provided Parent with a true, correct and complete copy of the Reserve Report prepared by the Independent Engineer dated as of December 31, 2005 (the "Reserve Report"). Company Disclosure Schedule 3.1(p) sets forth a true and complete list of all Oil and Gas Properties that were included in the Reserve Report and that have been disposed of or agreed to be disposed of prior to the date of this Agreement. Except as set forth in Company Disclosure Schedule 3.1(p), the underlying factual information (including, without limitation, the net revenue interest and the working interest of the Company in the oil and gas wells and other interests evaluated therein) provided to the Independent Engineer by or on behalf of the Company in connection with its Reserve Report to the extent that it was relied upon by the Independent Engineer in the preparation of its report on the Company's proved reserves as of December 31, 2005 was, at the time of delivery, and is, as of the date of this Agreement, true and correct in all material respects, and the Company has no Knowledge of any material errors in such information that exists at or subsequent to the time of such delivery.

            (q)    Intellectual Property.    Set forth on Company Disclosure Schedule 3.1(q) is a list of all material Intellectual Property owned by used by, or licensed to the Company or its Subsidiaries. The Company and its Subsidiaries own, or have the license or right to use, all Intellectual Property currently used and necessary to conduct their respective businesses as presently conducted. No third party has asserted against the Company or its Subsidiaries a claim in writing that the Company or its Subsidiaries are infringing in any material respect on the Intellectual Property of such third party that has not been resolved. To the Knowledge of the Company, no third party is infringing in any material respect on the Intellectual Property owned or exclusively licensed by the Company or its Subsidiaries.

            (r)    Status and Operation of Oil and Gas Properties.

              (i)  Set forth on Company Disclosure Schedule 3.1(r)(i), as of the date of this Agreement, is a list of all material Leases and JOAs. Neither the Company nor any Subsidiary is in material breach of any of its obligations under any Lease or JOA and all rentals and royalties due by the Company and each of its Subsidiaries have been properly paid or reserved in a proper suspense account under any Lease to which it is a party. Neither the Company nor any Subsidiary is in material breach of any of their respective contractual obligations under any assignment by which the Company or any of its Subsidiaries acquired its interest in any Oil and Gas Property. To the Knowledge of the Company, no counterparty to any Lease or JOA is in material breach of its obligations thereunder.

             (ii)  Except as set forth on Company Disclosure Schedule 3.1(r)(ii) and for property sold, used or otherwise disposed of since December 31, 2005 in the ordinary course of business, the Company and each of its Subsidiaries have Good and Marketable Title to their respective Oil and Gas Properties.

            (iii)  Except as set forth on Company Disclosure Schedule 3.1(r)(iii), all pipelines, gathering systems, plants or other facilities owned by the Company or its Subsidiaries, and, to the Knowledge of the Company, all other pipelines, gathering systems, plants and other facilities used by the Company or its Subsidiaries, are either (i) located on rights-of-way or on real property, permits or licenses owned or leased by the Company or its Subsidiaries or (ii) the operators of the associated Oil and Gas Properties.

            (iv)  With respect to all Oil and Gas Interests operated by the Company or its Subsidiaries, no non-operating owners have advised the Company or its Subsidiaries of any material objection to the manner in which the Company or a Subsidiary has operated the Oil and Gas Interests, or, except as set forth on Company Disclosure Schedule 3.1(r)(iv), of any non-operating owners' intent to conduct a special audit outside the standard annual audit conducted in accordance with applicable Leases or Oil and Gas Contracts, including any JOA or the accounting procedures attached thereto. Except as set forth in Company Disclosure Schedule 3.1(r)(iv), none of the Wells are currently in a non-consent status under the applicable JOA as to any material interests owned by the Company or its Subsidiaries in such Wells.

             (v)  Company Disclosure Schedule 3.1(r)(v) sets forth a true and complete list of all material seismic licenses, as amended, supplemented or modified.

            (vi)  Company Disclosure Schedule 3.1(r)(vi) sets forth a true and complete list of all material gas imbalances by field, and in the case of pipeline imbalances, by pipeline, as of the date set forth on such Schedule.

           (vii)  Except as set forth in the Company Disclosure Schedule 3.1(r)(vii), no Hydrocarbons produced or to be produced from the Leases are subject to any gas sales, gathering or transportation contracts other than (A) contracts terminable by the Company or a Subsidiary without penalty upon no more than 90 days' written notice, or (B) contracts providing for market-based price adjustments no less often than quarterly.

          (viii)  None of the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in material breach of any of their respective obligations under any Oil and Gas Contract.

            (ix)  Neither the Company nor any of its Subsidiaries has been put on notice that any Well included in the Oil and Gas Interests has not been drilled and completed within the boundaries covered by the Oil and Gas Properties or within the limits otherwise permitted by contract, pooling or unit agreement and by applicable Laws.

             (x)  Company Disclosure Schedule 3.1(r)(x) sets forth a true and complete list, as of the date of the execution of this Agreement, of all authorizations for expenditure in excess of $50,000 ("AFEs") under which the Company or any of its Subsidiaries has existing expenditure commitments to satisfy and the amounts and timing of such commitment.

            (s)    Prepayments; Hedging; Calls.    Except as set forth in Company Disclosure Schedule 3.1(s):

              (i)  neither the Company nor any of its Subsidiaries have any outstanding obligations for the delivery of Hydrocarbons attributable to any of the Oil and Gas Interests of the Company or any Subsidiary in the future on account of prepayment, advance payment, take or pay or similar obligations without then or thereafter being entitled to receive full value therefor;

             (ii)  neither the Company nor any of its Subsidiaries are bound by any future, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities; and

            (iii)  no Person has any call upon, option to purchase or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of the Company or any of its Subsidiaries, except for any such call, option or similar right at market prices.

            (t)    Transactions with Affiliates.    Except as set forth in Company Disclosure Schedule 3.1(t) and other than compensation and benefits received as an employee, officer or manager of the Company in the ordinary course of business consistent with past practices, no Member, manager, officer, employee or Affiliate of the Company (or, to the Knowledge of the Company, any entity in which any such Person has any controlling interest, direct or indirect) has an interest in (i) any contract, arrangement or understanding with, or relating to the business or operations of, the Company or any Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for, or relating to indebtedness of, the Company or any Subsidiary; or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary.

            (u)    Bank Accounts; Powers of Attorney.    Company Disclosure Schedule 3.1(u) sets forth an accurate and complete list (i) showing the name and address of each bank in which the Company or any of its Subsidiaries has an account or safe deposit box, the number of each such account or box, and the names of all persons authorized to draw thereon or that have access thereto, and (ii) of each current power of attorney granted by the Company or any of its Subsidiaries.

            (v)    Preferential Purchase Rights.    Except as set forth in Company Disclosure Schedule 3.1(v), there are no preferential rights of purchase, rights of first refusal or similar rights in favor of third parties with respect to any of the material properties of the Company or its Subsidiaries that are applicable to the transactions contemplated hereby.

            (w)    Company Payments.    Company Disclosure Schedule 3.1(w) sets forth a true and complete list of the nature and amount of all Company Payments, and itemizes those payments which are to be made by the Company prior to the Effective Time in accordance with Section 2.8(c) and by Parent at Closing in accordance with Section 2.8(b)(iii).

        3.2    Representations and Warranties of Parent and Merger Subsidiary.    Parent and the Merger Subsidiary jointly and severally represent and warrant to the Company as follows:

            (a)    Organization, Good Standing and Other Matters.    Each of Parent and Merger Subsidiary is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or formation, as applicable. A true, correct and complete copy of Parent's certificate of incorporation and bylaws and the certificate of formation and limited liability company agreement of Merger Subsidiary has been furnished to the Company or its representatives.

            (b)    Authority.    Each of Parent and Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by each of Parent and Merger Subsidiary and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and by all board and stockholder or member action, as applicable, on the part of Parent, its stockholder and its board of directors and Merger Subsidiary and its managers and member. Except for the filing of the Certificate of Merger, no other proceedings or approvals on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement and the other Transaction Documents to which Parent or Merger Subsidiary is or will be a party, perform Parent's or Merger Subsidiary's obligations hereunder or for Merger Subsidiary to consummate the Merger and other transactions contemplated herein and therein. This Agreement and the other Transaction Documents to which either of Parent or Merger Subsidiary is or will be a party have been, or upon execution and delivery will be, duly and validly executed and delivered by each of Parent and Merger Subsidiary, as applicable, and, assuming that this Agreement and the other Transaction Documents constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            (c)    No Conflict; Required Filings and Consents.    The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the other Transaction Documents to which either is a party do not, and consummation of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provisions of the certificate of incorporation or bylaws of Parent or certificate of formation or limited liability company agreement of Merger Subsidiary; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any material contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any of their respective properties or assets is bound or affected; or (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in clause (A) of the next sentence, violate any Law, except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration, cancellation, obligation triggering or Lien creation as would not materially interfere with the ability of either of Parent or Merger Subsidiary to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the other Transaction Documents to which either of them is a party or the consummation of the transactions contemplated herein and therein do not and will not require any Consent, except for (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (B) such other Consents, the failure of which to obtain would not materially interfere with the ability of Parent and Merger Subsidiary to perform their respective obligations under this Agreement and the other Transaction Documents to which either of them is or will be a party. There are no material Consents required to be obtained in connection with Parent's execution, delivery and performance of its obligations under this Agreement and the other Transaction Documents to which it is a party.

            (d)    Litigation.    There is no Action pending or, to the Knowledge of Parent or Merger Subsidiary, threatened against Parent or Merger Subsidiary relating to the transactions contemplated by this Agreement or which, if adversely determined, would adversely affect the ability of Parent or Merger Subsidiary to perform its obligations and agreements under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated herein and therein, and to the Knowledge of Parent there is no reasonable factual basis for any such Action that would be reasonably likely to have a material adverse effect on the ability of Parent or Merger Subsidiary to perform its obligations and agreements under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated herein and therein.

            (e)    Financing.    Parent will at the Closing have sufficient funds to pay the Total Merger Consideration.

            (f)    Surviving Company After the Merger.    Assuming that the representations and warranties of the Company contained in this Agreement are true and correct, at and immediately after the Closing, and after giving effect to the Merger and the other transactions contemplated herein, the Surviving Company (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); and (ii) will have adequate capital with which to engage in its business.

ARTICLE IV
COVENANTS OF PARENT AND MERGER SUBSIDIARY

        4.1    Indemnification of Officers and Managers.

          (a)   For six (6) years after the Effective Time, Parent and the Surviving Company shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the Effective Time, a manager, director or officer of the Company or any of its Subsidiaries (the "D&O Indemnified Persons") against all losses, claims, damages, costs, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such Person is or was a manager, director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a manager, director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity prior to or at the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions, other than criminal conduct, occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) ("D&O Indemnified Liabilities"), in each case to the fullest extent that the Company would have been permitted under the DLLCA and the LLC Agreement in effect immediately prior to the Effective Time to indemnify its own managers, directors or officers (and Parent and the Surviving Company shall, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each D&O Indemnified Person to the fullest extent permitted under the DLLCA and the LLC Agreement in effect immediately prior to the Effective Time to advance expenses to its managers, directors and officers in connection with claims, actions and suits involving such Persons).

          (b)   Any D&O Indemnified Person wishing to claim indemnification under Section 4.1(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof but any failure to give such notice shall not relieve any obligation of Parent or the Surviving Company hereunder except to the extent that such failure is actually and materially prejudicial to Parent or the Surviving Company. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Company shall have the right to assume the defense thereof and neither Parent nor the Surviving Company shall be liable to such D&O Indemnified Person for any legal expenses of other counsel or any other expenses subsequently incurred in connection with the defense thereof; provided, however, that counsel for the indemnifying party, who shall in such case conduct the defense of such claim, shall be approved by the D&O Indemnified Person (whose approval shall not unreasonably be withheld), and the D&O Indemnified Person may participate in such defense at the D&O Indemnified Person's expense, and may retain counsel of its choice at its own expense; provided, further that the D&O Indemnified Person shall have the right to employ, at the expense of the indemnifying party, one firm of counsel of its choice, and local counsel in each applicable jurisdiction (if more than one jurisdiction is involved), to represent the D&O Indemnified Person if, in the D&O Indemnified Person's reasonable judgment, there exists a conflict of interest between the indemnifying party and the D&O Indemnified Person, or if the indemnifying party (A) elects not to defend, compromise or settle such claim, action, suit, proceeding or investigation, (B) fails to notify the D&O Indemnified Person within ten (10) Business Days of its election to defend after receipt of written notice of such claim, action suit, proceeding or investigation or (C) having timely elected to defend a claim, action, suit, proceeding or investigation, fails adequately to prosecute or pursue such defense, then in each case the D&O Indemnified Person may defend such claim, action, suit, proceeding or investigation on behalf of and for the account and risk of the indemnifying person.

          (c)   Parent shall, and shall cause the Surviving Company to, honor any indemnification agreements in existence immediately prior to the Effective Time and as set forth on Company Disclosure Schedule 3.1(n) between the Company and any of its managers, officers or employees.

          (d)   For a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Company to, maintain directors' and officers' liability insurance and fiduciary liability insurance covering the D&O Indemnified Persons who are currently covered by the Company's existing directors' and officers' liability insurance or fiduciary liability insurance policies on terms no less advantageous to such D&O Indemnified Persons than such existing insurance, but only to the extent related to actions or omissions occurring or existing at or prior to the Effective Time; provided, however, that Parent may satisfy its obligations under this Section 4.1(d) by substituting its policies or the policies of its Affiliates or by purchasing a tail for six (6) years after the Effective Time for the policies currently maintained by the Company so long as the coverage is on terms no less advantageous to such D&O Indemnified Persons than the coverage currently maintained by the Company.

        4.2    Employee Benefit Matters.

          (a)   Effective as of the Closing, Parent shall either cause the Surviving Company to continue to provide the same health plan coverage to Retained Employees that existed up to the Effective Time or provide, or cause an Affiliate of Parent to provide, the Retained Employees and their eligible spouses and dependents coverage under a group health plan maintained by Parent or an Affiliate of Parent (the "Parent Group Health Plan") and shall cause each Parent Group Health Plan to (i) waive any exclusions, restrictions or limitations with respect to pre-existing conditions or waiting periods thereunder to the extent that the same were waived or satisfied by the Retained Employees on the Closing Date under an analogous Company group health plan and (ii) credit any health expenses paid by a Retained Employee or his covered dependents during the calendar year in which the Closing Date occurs for purposes of satisfying any applicable deductible, coinsurance and maximum out-of-pocket provisions under such Parent Group Health Plan.

          (b)   Parent shall take such actions as are necessary to provide the Retained Employees credit for their service prior to the Closing Date for purposes of eligibility to participate and vesting under all employee benefit plans and vacation policies maintained by Parent and its Affiliates in which the Retained Employees participate on or after the Closing, to the same extent such employees' service prior to the Closing Date was recognized under the corresponding plans and vacation policies in which such Retained Employees participated immediately prior to the Closing Date.

          (c)   Not later than three Business Days prior to the date of this Agreement, Parent provided the Company with the list of Retained Employees.

          (d)   Company Disclosure Schedule 4.2(d) lists those employees (the "Transition Employees") who shall be Retained Employees, notwithstanding Parent's general discretion (as described in the definition of "Retained Employees" in Section 1.1 of this Agreement) to choose which employees of Company or its Subsidiaries shall be retained from and after the Closing. Except as otherwise agreed in writing with the Member Representative, Parent shall cause the Surviving Company, Parent or its Affiliates to retain the Transition Employees in any of such entities' employ for a period of 90 days from the Closing Date (such period, the "Transition Period"). During the Transition Period, the Transition Employees shall be available to the Member Representative to assist the Member Representative in performing, on behalf of the Surviving Company, the functions required of it pursuant to Sections 4.3 and 4.4 of this Agreement, to the extent determined by, and as directed by, the Member Representative in its sole discretion. The Member Representative shall use a portion of the Member Representative Cost Fund to reimburse Parent for the following costs in connection with the Transition Employees' employment with the Surviving Company, Parent or its Affiliates during the Transition Period: (1) base salary, and (2) performance bonus (which performance bonus, if any, shall be paid to a Transition Employee pursuant to mutual agreement of Member Representative and the Surviving Company, Parent or its Affiliates, as applicable); provided, however, that the Member Representative will not be required to reimburse Parent for any employer portion of applicable payroll taxes, workers compensation insurance premiums and all other costs, expenses, and liabilities associated with the employment of or payment of bonuses to such Transition Employees. From and after the Effective Time, Surviving Company, Parent or its Affiliates, as applicable, shall bear the cost of, and assume all liability associated with, employee benefits provided by the Surviving Company, Parent and/or its Affiliates to the Retained Employees (including, without limitation, the Transition Employees), as well as the employer portion of applicable payroll taxes, workers compensation insurance premiums and all other costs, expenses, and liabilities associated with the employment of or payment of bonuses to such Retained Employees. All salary, wages and bonuses for Retained Employees other than Transition Employees shall be borne by the Surviving Company, Parent or its Affiliates from and after the Effective Time.

        4.3    Tax Matters.

            (a)    Overview.    For federal and applicable state income tax purposes, all of the Company's and its Subsidiaries' taxable income, gains, losses, deductions, expenses and credits, up to and including the Closing Date, shall be allocated to the Members. Thereafter, all taxable income, gains, losses, deductions and expenses of the Surviving Company shall be allocated to Parent.

            (b)    Preparation of Income Tax Returns.    After Closing, the Parent shall cause the Surviving Company to timely prepare (or cause to be prepared) and deliver to the Member Representative proposed forms of the federal and applicable state income Tax Returns for the Company for the period ending on or prior to the Closing Date, and all related schedules including, but not limited to, forms K-1 (the "Final Company Tax Returns"). The Final Company Tax Returns shall be prepared in accordance with the Company's past practice in preparing its income Tax Returns previously filed; provided that, at the request of Parent, the Company shall make an election in accordance with Section 754 of the Code effective for the taxable year that ends on the date of the Closing and shall not seek to revoke that election at any time. With respect to each Final Company Tax Return (i) no later than 60 days following the date of Closing the Parent shall deliver to the Member Representative a copy of the prepared Tax Return, (ii) the Member Representative and its representatives shall have the opportunity to examine the Tax Return and the associated work papers, schedules and other documents prepared in connection with the preparation of the Tax Return and (iii) after approval thereof by the Member Representative, which shall not be unreasonably withheld, the Parent shall cause Surviving Company to timely file the Tax Return.

            (c)    Cooperation.    The Surviving Company and Parent shall cooperate fully as and to the extent reasonably requested by the Member Representative in connection with the preparation and filing of any income Tax Return, and any claim, audit, litigation or other proceeding, with respect to income Tax items of the Company for any period or partial period that ends on or prior to the Closing Date. The Surviving Company shall make available to the Member Representative such records as the Member Representative may reasonably request for the preparation of any Tax Return of Members, the Company or its Subsidiaries or the substantiation of any position or claim thereon. The parties shall cooperate with each other in the handling of any audit referenced in this Section 4.3 (any subsequent proceedings arising out of the audit, including, but not limited to, litigation proceedings). Parent shall cause the Surviving Company to make available to the Member Representative any records that the Member Representative may reasonably request to enable it to respond to and/or handle the audit or any subsequent proceedings. Parent agrees that the Surviving Company shall retain all tax and financial accounting records of the Company for periods on or before the Closing Date for at least six (6) years after the Closing Date.

            (d)    Treatment of Surviving Company.    From and after the Closing, Parent shall not take any action that will cause the Surviving Company to not be treated as a disregarded entity for federal income tax purposes immediately after Closing.

        4.4    Governmental Permits.    At Closing or promptly thereafter, the Parent and Surviving Company shall (i) transfer the name of any registered agent of the Company on any governmental or state agency permit, bond, filing or other regulatory document, to an employee or representative of the Parent or Surviving Company and shall deliver to Member Representative or his designee documentation effectuating such change or transfer and (ii) shall deliver to Member Representative documentation effectuating the transfer to Parent or Surviving Company to the maximum extent permitted by such governmental agencies, of any bonds covering any Company or Subsidiary operated properties required under any laws, rules or regulations of any federal, state or local governmental agencies having jurisdiction over the assets of the Company or its Subsidiary.

ARTICLE V
MUTUAL COVENANTS

        5.1    Commercially Reasonable Efforts.    Each of Parent, Merger Subsidiary and the Company agrees that it shall cooperate and use its commercially reasonable efforts to take, or cause to be taken, all appropriate action to consummate and make effective the transactions contemplated by this Agreement.

        5.2    Investigation and Agreement by Parent and Merger Subsidiary; No Other Representations or Warranties.

          (a)   Each of Parent and Merger Subsidiary acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon and on the representations and warranties made by the Company in Section 3.1, has formed an independent judgment concerning the Company and its businesses and operations. In connection with Parent's and Merger Subsidiary's investigation of the Company and its businesses and operations, Parent, Merger Subsidiary and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and certain estimates, plans and budget information. Parent and Merger Subsidiary acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) Parent and Merger Subsidiary are familiar with such uncertainties; and (iii) Parent and Merger Subsidiary are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives.

          (b)   Each of Parent and Merger Subsidiary agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1, none of the Company,

  any Member or any of their respective Affiliates or representatives has made to any of Parent, Merger Subsidiary or their respective Affiliates or representatives any representation or warranty of any kind, and Parent and Merger Subsidiary have not relied on any representation or warranty made or purported to be made by the Company, any Member or any of their respective Affiliates or representatives that is not expressly set forth in Section 3.1 of this Agreement. Without limiting the generality of the foregoing, and except as expressly covered by the express representations and warranties made by the Company set forth in Section 3.1 of this Agreement, each of Parent and Merger Subsidiary agrees that none of the Company, its Subsidiaries, any Member, or any of their respective Affiliates or representatives makes, or has made, and the Company hereby disclaims any representation or warranty to Parent, Merger Subsidiary or to any of their respective representatives or Affiliates with respect to:

              (i)  any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company, its Subsidiaries or the future business, operations or affairs of the Company or its Subsidiaries heretofore delivered to or made available to Parent, Merger Subsidiary or their respective representatives or Affiliates;

             (ii)  any other information, statements or documents heretofore delivered to or made available to Parent, Merger Subsidiary or their respective representatives or Affiliates, with respect to the Company, its Subsidiaries or their respective businesses, operations or affairs;

            (iii)  the environmental or physical condition of the assets of the Company;

            (iv)  the absence of patent or latent defects;

             (v)  the state of repair of the assets of the Company and its Subsidiaries;

            (vi)  merchantability or conformity to models;

           (vii)  fitness for a particular purpose; and

          (viii)  production rates, recompletion opportunities, decline rates or the quality, quantity or volume of the reserves of hydrocarbons, if any, attributable to the assets of the Company and its Subsidiaries.

          (c)   The Company acknowledges and agrees that, except for the representations and warranties made by Parent or Merger Subsidiary as expressly set forth in Section 3.2 of this Agreement, none of Parent, Merger Subsidiary or any of their respective Affiliates or representatives makes or has made to any of the Company, any Member or any of their respective Affiliates or representatives any representation or warranty of any kind.

ARTICLE VI
CONDITIONS PRECEDENT

        6.1    Conditions to Each Party's Obligation.    The respective obligations of the Company, Parent and Merger Subsidiary to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

            (a)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect.

            (b)    No Action.    No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal.

        6.2    Conditions to Obligation of Parent and Merger Subsidiary.    The obligation of Parent and Merger Subsidiary to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived in writing, in whole or in part, by Parent:

            (a)    Representations and Warranties.    (i) Each of the representations and warranties of the Company set forth in Section 3.1 shall be true and correct, to the extent qualified by materiality, in all respects, and to the extent not so qualified, in all material respects, in each case as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that speak expressly as of an earlier date shall be so true and correct as of such earlier date), and (ii) the failures of such representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualifier), individually or in the aggregate, shall not reasonably be likely to have a Material Adverse Effect. Notwithstanding the foregoing, for purposes of determining whether the condition set forth in Section 7.2(a)(i) has been satisfied, the representations and warranties of the Company set forth in Section 3.1 shall be deemed to be so true and correct as long as the failures of such representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualifier) would not reasonably be likely to have a Material Adverse Effect. Notwithstanding the foregoing, each of the representations and warranties of the Company set forth in the second sentence of Section 3.1(f)(v) shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time.

            (b)    Performance of Obligations of the Company.    The Company shall have performed (to the extent such obligations were required to be performed at or prior to the Effective Time) in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

            (c)    Closing Deliveries.    All documents, instruments, certificates or other items required to be delivered at Closing by the Company pursuant to Section 7.2 of this Agreement shall have been delivered.

            (d)    Certificate.    Parent shall have received a certificate from Eric R. Macy, Chairman of the Board, in the form attached hereto as Exhibit B.

        6.3    Conditions to Obligations of the Company.    The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived in writing, in whole or in part, by the Company:

            (a)    Representations and Warranties.    Each of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall, taken as a whole, be true and correct, to the extent qualified by materiality, in all respects, and to the extent not so qualified, in all material respects, in each case as of the Effective Time (except that representations and warranties that expressly speak as of an earlier date shall be so true and correct as of such earlier date) as though made at and as of the Effective Time.

            (b)    Performance of Obligations of Parent and Merger Subsidiary.    Each of Parent and Merger Subsidiary shall have performed (to the extent such obligations were required to be performed at or prior to the Effective Time) in all material respects all obligations required to be performed respectively by them under this Agreement at or prior to the Effective Time.

            (c)    Closing Deliveries.    All documents, instruments, certificates or other items required to be delivered at Closing by Parent and Merger Subsidiary pursuant to Section 7.2 of this Agreement shall have been delivered.

            (d)    Certificate.    The Company shall have received a certificate from Timothy M. Marquez in the form attached hereto as Exhibit D.

            (e)    Extension Payments.    If applicable the Parent shall have made all Extension Payments to the Company on or prior to the time such payments are due in accordance with Section 8.1.

ARTICLE VII
CLOSING

        7.1    Closing.    Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI, the closing of the Merger (the "Closing") contemplated under this Section 7.1 shall be held at the offices of Vinson & Elkins L.L.P. at 1001 Fannin Street, Houston, Texas 77002 at 10:00 a.m. on March 31, 2006, unless extended pursuant to Section 8.1 of this Agreement (such date being also referred to herein as the "Closing Date").

        7.2    Other Actions to Occur at Closing.    In addition to those actions contemplated by ARTICLE II, the following actions shall be taken at Closing.

          (a)   Pursuant to Section 2.2, the Company and Parent shall cause the Certificate of Merger to be properly executed and filed with the Secretary of State of the State of Delaware; and

          (b)   The Company shall deliver to the Parent a payoff letter, termination agreement or similar document from Amegy Bank NA ("Amegy") as administrative agent under the Loan Agreement, in form and substance reasonably satisfactory to Parent, and any ancillary documents relating thereto that Parent may reasonably request.

          (c)   The Company shall deliver to Parent a payoff letter or other documentation from each payee of Company Payments under clauses (i), and (v) of the definition of that term indicating that the amount set forth on the certificate delivered pursuant to Section 6.2(d) with respect to such payee represents all fees, compensation and expenses due to such payee for services performed up to and including the Effective Time.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        8.1    Termination.

            (a)    Extension of Closing Date.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company. This Agreement shall automatically terminate, unless extended as provided in this Section 8.1(a), if the Closing shall not have occurred on or before 4:00 p.m. central time on March 31, 2006, provided, however, the Closing Date may be extended by Parent one Business Day at a time (each an "Extended Closing Date"), but not later than 4:00 p.m. central time on April 7, 2006 by the payment of a daily nonrefundable fee to the Company in the amount of $500,000 per day which payment will be made prior to 5:00 p.m. central time on the applicable Business Day prior to the Extended Closing Date (each payment an "Extension Payment"). For the avoidance of doubt if the Closing does not occur on March 31, 2006 the Extension Payments due for an April 3, 2006 Extended Closing Date shall be $1,500,000 and shall be payable prior to 5:00 p.m. central time on March 31, 2006. Each

    Extension Payment made by Parent shall be nonrefundable. If the Closing occurs on or before an Extended Closing Date, all Extension Payments made will be paid by the Company at Closing to the Paying Agent as a credit against the Total Merger Consideration.

          (b)   Unless otherwise agreed in writing by the Parent and the Company, the Extended Closing Date may not be later than April 7, 2006.

        8.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation hereunder on the part of Parent, Merger Subsidiary or the Company or their respective Affiliates, directors, managers, officers, employees, members or stockholders, except that (i) ARTICLE I, this ARTICLE VIII and ARTICLE IX shall survive such termination, (ii) no such termination shall relieve any party from liability for a knowing and willful breach of any term or provision hereof (it being understood and agreed that Parent shall not be deemed to have knowingly or willfully breached the representation set forth in Section 3.2(e) if it has used its best efforts to obtain the funds necessary to pay the Total Merger Consideration), and (iii) the Confidentiality Agreement shall remain in full force and effect.

        8.3    Return of Information.    Within ten (10) Business Days following termination of this Agreement in accordance with Section 8.1, each party shall, and shall cause its Affiliates and representatives to, return to Parent or the Company, as applicable, or destroy, all Confidential Information (as defined in the Confidentiality Agreement) furnished or made available to such party and its Affiliates and representatives by or on behalf of the other party, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by such party or any of its Affiliates or representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such Confidential Information. Each party shall deliver to the other party a certificate signed by its Chairman of the Board, Chief Executive Officer or Chief Financial Officer, or in the case of the Company, the Chief Financial Officer of TexCal Energy (GP) LLC, which certificate shall provide evidence reasonably substantiating the return or destruction of the Confidential Information as required under this Section 8.3.

ARTICLE IX
GENERAL PROVISIONS

        9.1    Survival of Representations and Warranties.    The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing. All pre-closing covenants and any liability therefor shall terminate as of the Closing. This Section 9.1 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Closing.

        9.2    Further Assurances.    At and after the Effective Time, the officers, directors and managers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignment or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

        9.3    Amendment and Modification.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors or managers, as applicable, provided that after approval by a majority of the Members, no amendment shall be made which by Law requires further approval or adoption by the Members without such further approval or adoption. This

Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.4    Waiver of Compliance.    Any failure of Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver (including, if such waiver is after the Closing, the third party beneficiaries set forth in Section 9.7), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

        9.5    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify such term or provision so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible, and if such modification is not possible, such term or provision shall be severed from this Agreement.

        9.6    Expenses and Obligations.    Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses.

        9.7    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Notwithstanding the foregoing, from and after the Closing, as may be applicable, each of ARTICLE II, Section 3.2(d), Section 5.2 and this Section 9.7 are made for the benefit of the Members and ARTICLE IX and Section 4.1 are made for the benefit of the D&O Indemnified Persons and Section 4.2 (except paragraph (d) thereof) is made for the benefit of the Retained Employees. From and after the Closing, all of the Persons identified in the immediately preceding sentence are intended to be third party beneficiaries of such provisions and shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

        9.8    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   If to Parent or Merger Subsidiary, to:

      Venoco, Inc.
      370 17th St., Suite 2950
      Denver, Colorado 80202-1370
      Attention: Timothy M. Marquez, Chief Executive Officer

      Venoco, Inc.
      6267 Carpinteria Avenue
      Carpinteria, California 93013-1423
      Attention: Terry Anderson, General Counsel

      with copies to:

      Davis Graham & Stubbs LLP
      1550 17th Street, Suite 500
      Denver, Colorado 80202-1500
      Attention: John McCabe and John Elofson Facsimile: (303) 893-1379

          (b)   If to the Company, to:

      TexCal Energy (LP) LLC
      51 John F. Kennedy Parkway, Third Floor
      Short Hills, New Jersey 07078
      Attention: Eric R. Macy
      Facsimile: (973) 912-2890

      with copies to:

      Vinson & Elkins L.L.P.
      1001 Fannin Street, Suite 2300
      Houston, Texas 77002-6760
      Attention: Kenneth B. Fenelon
      Facsimile: (713) 615-5327

          (c)   If to the Member Representative, to:

      Member Rep LLC
      52 Crestwood Circle
      Sugar Land, Texas 77578
      Attention: Suzanne Ambrose
      Facsimile: (281) 980-0835

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile, three (3) Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one (1) Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

        9.9    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.10    Time.    Time is of the essence in each and every provision of this Agreement.

        9.11    Entire Agreement.    This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement, the other Transaction Documents and the Confidentiality Agreement.

        9.12    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise,

provided that Merger Subsidiary may assign, in its sole discretion, any or all of its rights, obligations and interests under this Agreement to Parent or any direct or indirect wholly-owned subsidiary of Parent. Any assignment in violation of the foregoing shall be null and void.

        9.13    Rules of Construction.

          (a)   Each of the parties acknowledge that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, it is the intent of the parties hereto that any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it be of no application and is hereby expressly waived.

          (b)   The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Company, Parent or Merger Subsidiary, as the case may be. The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Schedules are arranged in sections corresponding to those contained in Section 3.1 and Section 3.2 merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedules with respect to such other representations or warranties or an appropriate cross reference thereto.

          (c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement. For the avoidance of doubt, the terms "material," "materially" and "materiality" as used in this Agreement with a lower case "m" shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to the defined term "Material Adverse Effect."

          (d)   All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

          (e)   Notwithstanding anything contained in this Agreement to the contrary, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) Closing Per Unit Merger Consideration, Closing Date Merger Consideration or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over or under counted for purposes of the transactions contemplated by this Agreement. The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be "determined in accordance with this Agreement and GAAP" (or words of similar import), then to the extent that the terms of this Agreement conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of this Agreement shall control.

        9.14    Joint Liability.    Each representation, warranty, covenant and agreement made by Parent or Merger Subsidiary in this Agreement shall be deemed a joint representation, warranty, covenant and agreement made by Parent and Merger Subsidiary jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Subsidiary.

        9.15    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

        9.16    Waiver Of Jury Trial.    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

        9.17    Consent to Jurisdiction; Venue; Enforcement.

          (a)   The parties hereto submit to the personal jurisdiction of the courts of the State of Texas and the Federal courts of the United States in Harris County, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Texas court or, to the extent permitted by law, in such Federal court. The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

          (b)   Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Texas state or Federal court located in Harris County and the defense of an inconvenient forum to the maintenance of such claim in any such court.

        9.18    Remedies.    No provision of this Agreement shall be construed to foreclose or otherwise limit any rights or remedies that may otherwise be available to any party hereto in the event of fraud in connection with this Agreement or the transactions contemplated hereby.

        9.19    Consequential Damages.    Notwithstanding anything herein to the contrary, no party hereto shall be entitled to recover from another party or its Affiliates, any indirect, punitive or exemplary damages of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorney's fees incurred in connection with defending of such damages) due to claims by an unaffiliated third party, which damages (including costs of defense and reasonable attorney's fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each party on its own behalf and on behalf of its Affiliates waives any right to recover punitive and exemplary damages arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

        IN WITNESS WHEREOF, the Company, Parent, Merger Subsidiary and Member Representative have caused this Agreement to be signed, all as of the date first written above.

THE COMPANY:
TexCal Energy (LP) LLC
By:	/s/ ERIC R. MACY Eric R. Macy, Chairman of the Board
PARENT:
Venoco, Inc.
By:	/s/ TIMOTHY MARQUEZ Timothy Marquez, Chief Executive Officer
MERGER SUBSIDIARY:
Bicycle Acquisition Company, LLC
By:	/s/ TIMOTHY MARQUEZ
	Name: Title:	Timothy Marquez
MEMBER REPRESENTATIVE:
Member Rep LLC
By:	/s/ SUZANNE AMBROSE Suzanne Ambrose, Sole Member

QuickLinks

AGREEMENT AND PLAN OF MERGER